EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (333-201068 and 333-198146) and Form S-8 (333-122686, 333-138963, 333-169274, 333-184028, 333-193024 and 333-197422) of Energy Focus, Inc. of our report dated March 11, 2015 with respect to the consolidated financial statements which appears in this Form 10-K.

/s/ Plante & Moran, PLLC

Cleveland, Ohio

March 11, 2015